EMERGING VISION, INC.
_____________________________

Employment Agreement with
Glenn Spina
_____________________________

This Agreement entered into by and between EMERGING VISION, INC. (the “Company”) and GLENN SPINA (the “Employee”), residing at 28494 N. 68th Avenue, Peoria, Arizona 85383, effective as of  December 1, 2009 (the “Effective Date”).

WHEREAS, the parties desire by this writing to set forth the employment relationship of the Company and the Employee.

NOW, THEREFORE, it is AGREED as follows:

1. Employment.  The Employee is employed in the position of Chief Executive Officer/President of the Company. The Employee shall perform such duties and render such services for the Company as are customarily performed by persons situated in a similar capacity.  Employee’s services shall be full time and exclusive, subject to the exceptions provided herein.  Except for passive investments in non-optical related businesses and/or ventures, services in connection with any civic, professional, educational or charitable organization or trade association, or as otherwise permitted hereunder, Employee shall devote all of Employee’s business time, attention and best efforts, skill and ability to promote the interests of the Company and perform the services under this Agreement.  Employee shall report to the Board of Directors of the Company (the “Board”).  During the Term, Employee shall be a  member of the Board, provided however that Employee shall be deemed to have resigned from the Board upon termination of this Agreement.  The Employee’s duties shall be such as the Board from time to time directs, but shall be consistent with industry standards for presidents of companies in the consumer products/optical franchising business.

2. Base Compensation.  The Company agrees to pay the Employee during the Term of this Agreement a salary (the “Base Compensation”) at the rate of $250,000.00 per annum, payable in cash in accordance with the Company’s normal payroll practices but in no event less frequently than twice per month.

3. Bonus Compensation.

(a)            During the Term, provided the Employee’s employment has not been terminated for Just Cause or resignation by Employee, in addition to the Base Compensation payable to the Employee pursuant to Section 2 hereof, the Employee, subject to the terms and conditions hereof, shall also be entitled to receive from the Company a bonus (the “Performance Bonus”) for each calendar year or portion thereof included within the Term, equal to five percent (5.0%) of the amount of the Company’s EBITDA (as hereinafter defined) that exceeds $2,000,000 (the “Threshold Amount”).  No Performance Bonus shall be payable under this Subsection 3(a) with respect to any such calendar year or portion thereof in which the Company’s EBITDA is less than the Threshold Amount.  The Threshold Amount shall be pro-rated (reduced) for periods of less than a full calendar year.  If the Company's EBITDA with respect to any calendar year (or the pro rata portion thereof, if less than a full calendar year) during the Term is equal to or greater than the Threshold Amount (or the pro rata portion thereof if for less than a calendar year [the “Pro Rata Threshold Amount”]), the Performance Bonus shall be calculated from the first dollar of EBITDA in excess of the Pro Rata Threshold Amount; it being understood that, with respect to any calendar year not falling entirely within the Term, the Pro Rata Threshold Amount shall be a pro rata portion of the Threshold Amount based on: (x) the number of full quarterly periods (ending March 31, June 30, September 30 and December 31) actually falling within the Term; plus (y) the immediately succeeding quarterly period (e.g., the quarterly period during which the Term shall expire or terminate).

(b)           For purposes hereof, the term “EBITDA” shall mean the Company’s consolidated earnings from continuing operations, before all interest, taxes, depreciation, amortization, non-cash equity compensation charges and non-cash impairment and similar charges for the year in question (or, if less than a full calendar year, the number of full quarterly periods included within the applicable period) determined in accordance with generally accepted accounting principles consistently applied, as reported upon, with respect to full years, or reviewed, with respect to less than full year periods, as the case may be, by the independent certified public accountants of the Company, except that the net profit or loss of any entity, substantially all of the assets or equity interests of which are hereafter acquired by the Company or any subsidiary, in any manner, accrued or realized by any such entity prior to the date of each such acquisition by the Company or any of its subsidiaries, shall be excluded.

(c)           The Performance Bonus shall be payable, in a lump sum, promptly following the determination of the amount thereof, if any, but not later than the later of (x) one hundred (100) days following December 31 of each year with respect to which a Performance Bonus is payable and (y) twenty (20) days following completion of the Company’s annual audit.

(d)           With respect to each calendar year for which a Performance Bonus may be payable hereunder, the Company covenants and agrees that, in the event it shall change its accounting year end, such year end shall, for purposes hereof, nevertheless be deemed to be December 31.

(e)           During the Term, provided the Employee’s employment has not been terminated for Just Cause or resignation by Employee, in addition to the Base Compensation payable to the Employee pursuant to Section 2 hereof and the Performance Bonus payable to the Employee pursuant to this Section 3, the Employee may also be entitled to receive from the Company an additional cash bonus (the “Discretionary Bonus”) for each calendar year or portion thereof included within the Term.  The Discretionary Bonus, if any, shall be determined by the Board in its sole discretion.

4. Stock Option.  Employee acknowledges that the Board, at the next annual meeting of shareholders of the Company, intends to seek approval (“Issuance Approval”) of the authorization of not less than 50,000,000 additional shares of Class A Common Stock of the Company (“Shares”), a portion of which would be made available under the Company’s 2006 Stock Incentive Plan (the “Plan”).  In the event the Company obtains Issuance Approval, and subject to the filing of an amendment to the Company’s Certificate of Incorporation, as amended (the “Amendment”), in addition to the amounts payable to the Employee in connection with performance of services for the Company, the Company shall, as soon as reasonably practicable following Issuance Approval and the filing of the Amendment, grant to the Employee a non-qualified stock option (the “Stock Option”), subject to the provisions of the Plan, evidencing the right to purchase 3,000,000 Shares at a price equal to the fair market value of the Shares as of the date of grant of the Stock Option.  If granted, the Stock Option shall vest as follows:  (i) January 1, 2011 - 1,000,000 Shares; (ii) January 1, 2012 - 1,000,000 Shares; and (iii) January 1, 2013 - 1,000,000 Shares, and be subject to Employee being an employee of the Company as of the applicable vesting date.  The Stock Option shall also contain such other terms and conditions as, subject to the Plan, the Board or Compensation Committee of the Board, may determine.

5. Expenses.

(a)           Participation in Retirement, Medical and Other Plans.  The Employee shall participate in any plan that the Company maintains for the benefit of its executive employees if the plan relates to (i) pension, profit-sharing, or other retirement benefits, (ii) medical insurance or the reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and life insurance plans.

(b)           Expenses.  The Employee shall be reimbursed for all reasonable out-of-pocket business expense which Employee shall incur in connection with services rendered under this Agreement upon substantiation of such expenses in accordance with the policies of the Company.

(c)           Car allowance.  During the Term, the Company agrees to provide Employee with an automobile allowance in an amount not to exceed $600.00 per month.

(d)           Relocation allowance.  The Company agrees to pay to Employee a relocation allowance, upon substantiation of expenses, in an amount not to exceed $20,000.00.

6. Term.  The Company hereby employs the Employee, and the Employee hereby accepts such employment under this Agreement, for the period commencing on the Effective Date and ending on December 31, 2012 (or such earlier date as is determined in accordance with Section 10) (the “Term”).

7. Non-Competition and Protection of Confidential Information

(a) It is agreed that Employee will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone any confidential information or trade secret of the Company or any subsidiaries of the Company or any company controlled by it, including a company in which it may hold a direct or indirect interest of at least twenty five percent (an “Affiliate”) or of any clients, Company Customers (as hereinafter defined), franchisees or landlords of, or related to, the Company or an Affiliate (each, a “Company Relationship”), or utilize such confidential information or trade secret for his own benefit, or for the benefit of third parties, except pursuant to a lawful order of a court of competent jurisdiction or other legal process.  As used throughout this Agreement, the term “Company Customers” shall mean (A) anyone who is then a client, or customer of the Company; (B) anyone who was a client or customer of the Company at any time during the one year period immediately preceding the date of termination of Employee’s affiliation with the Company; and (C) any prospective clients, or customers to whom the Company had made a presentation (or similar offering of services) within a period of 90 days immediately preceding the date of such termination.  Employee shall maintain proper files and records relating to work performed by Employee for the benefit of the Company.  All such files and records are the exclusive property of the Company and shall be delivered to the Company upon the termination of Employee’s relationship with the Company.  Employee agrees to treat as material, confidential and proprietary to the Company, the data or information used, gained or created by Employee in the course and during the period of affiliation with the Company and any Affiliate and that relates to the type of business conducted by the Company and Affiliates. This data shall include, without limitation, all customer financial information, telephone numbers, addresses of and personal information about customers and other representatives, profit and loss statements, productivity data, financial models, computer software programs, source and other codes, information about direct communication lines, electronic and voice systems, the Company’s business prospects and opportunities, and all other information about or gained from any Company Relationship during Employee’s affiliation with the Company.

(b) In consideration of the compensation and benefits awarded to Employee, which Employee hereby acknowledges would not have been offered at the level and rate provided, Employee hereby assigns to the Company all of Employee’s intellectual property and all other rights Employee may have possessed with regard to any aspect of the Company and Affiliate’s business, proposals, works-in-progress, and business opportunities, and with regard to any relationship with any Company Customers, vendors who provide services to the Company, and independent contractors who are performing services for the Company, including, with regard to customer relationships, if any, those existing prior to Employee’s employment with the Company under this Agreement.

(c) During the term of this Agreement and for a period of two (2) years following resignation by Employee or termination of Employee’s employment, Employee shall not directly or indirectly employ, solicit the employment of, attempt to affiliate for profit with, or otherwise encourage any employee or independent contractor of the Company or any Affiliate to terminate employment or affiliation with the Company or an Affiliate, as applicable, for the benefit of Employee or any other party, or assist any enterprise to employ any person employed by or affiliated with the Company or any Affiliate at any time during the term of this Agreement and periods contemplated by this paragraph.

(d) During the term of this Agreement and for a period of two (2) years following resignation by Employee or termination of Employee’s employment for Just Cause, Employee shall not directly or indirectly, enter into a business relationship, or assist any enterprise to enter into a business relationship, with a Company Relationship, or solicit any Company Relationships, to do business with Employee, or any other person or entity, in competition with the  Company, except on behalf of the Company or as authorized in writing by the Company.

(e)           During the term of this Agreement and for a period of one (1) year following resignation by Employee or termination of Employee’s employment, Employee shall not directly or indirectly, enter the employ of or render any services to any person, firm or corporation that is in a business in competition with the Company, nor engage in such business on his own account as an individual, partner, shareholder, director, officer, principal, agent, consultant, or in any other relationship or capacity whatsoever (except by way of portfolio investment in shares quoted on a recognized stock exchange).

(f)           EMPLOYEE ACKNOWLEDGES THE SPECIAL IMPORTANCE TO THE COMPANY OF THIS SECTION 7 AND THAT EMPLOYEEE UNDERSTANDS THE PROHIBITIONS CONTAINED IN SECTION 7 OF THIS AGREEMENT AND THAT EMPLOYEE HAS RECEIVED ADDED COMPENSATION THAT EMPLOYEE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE, IN ORDER TO INSURE COMPLIANCE WITH SAID PROVISIONS AND TO REMOVE OR OTHERWISE WAIVE ANY POSSIBILITY, CLAIM OR ASSERTION THAT COMPLIANCE WILL IMPOSE ANY UNDUE HARDSHIP.

(g)           If Employee commits a breach or threatens to commit a breach, of any of the provisions of this Agreement, the Company, shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  In addition, if the Company so elects, the Company shall be entitled, in addition to all other remedies available, including but not limited to actual compensatory and punitive damages, to obtain damages and reimbursement of its reasonable attorneys’ fees and disbursements for any breach of this Agreement or to specifically enforce the performance by Employee and to enjoin the violation by Employee of any provisions hereof.

8. Standards.  The Employee shall perform his duties under this Agreement in accordance with such reasonable business standards as the Board may establish from time to time and in conformity with the rules and regulations promulgated by such other Federal and state regulatory bodies which have responsibility for oversight of the business conducted by the Company.

9. Vacation and Sick Leave.  At such reasonable times as the Board shall in its discretion permit, the Employee shall be entitled, without loss of pay, to be voluntarily absent from the performance of employment duties under this Agreement, all such voluntary absences to count as vacation time, provided that:

(a) The Employee shall be entitled to an annual vacation in accordance with the policies that the Board periodically establishes, but no less than three (3) weeks per year; provided   that Employee will not take more than two (2) consecutive weeks without the prior written consent of the Company.

(b) The Employee shall not receive any additional compensation from the Company on account of failure to take a vacation, and the Employee shall not accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board.

(c) In addition to the foregoing  paid vacations, the Employee shall be entitled without loss of pay, to be voluntarily absent from the performance of his employment with the Company for religious holidays and for such additional periods of time and for such valid and legitimate reasons as the Board may in its reasonable business discretion determine.

(d) In addition, the Employee shall be entitled to an annual sick leave benefit as established by the Board.

10. Termination.  The Employee’s employment hereunder may be terminated under the following circumstances:

(a) Just Cause.  The Board may immediately terminate the Employee’s employment at any time, for Just Cause.  As used herein, “Just Cause” shall mean the Employee’s (i) commission of an act of fraud, misappropriation of funds or embezzlement in connection with his duties or dishonesty having a material adverse impact on the Company; (ii) willful violation of a material provision of the Company's  policies or codes of ethics, or any applicable state or federal law or regulation; (iii) failure or refusal to perform a lawful directive of the Board, after written notice to Employee and Employee’s failure to correct the same within thirty (30) days (or within such additional period as may be required by the circumstances, provided Employee is diligently pursuing such correction), provided however that in the event Employee is provided notice of such failure or refusal more than two (2) times during the Term, no cure period shall be required thereafter and Employee shall be subject to immediate termination; or (iv) conviction of, or entering into, a plea of guilty or no contest to, a felony under state or federal law.  The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause except those accrued through such date.

(b) Termination by the Company Without Just Cause.  The Company may at any time immediately terminate Employee’s employment with the Company without Just Cause. If the Company terminates Employee’s employment without Just Cause, the Company shall be obligated to pay the Employee; (i) Base Compensation for the lesser of (x) an amount equal to six (6) months Base Compensation or (y) the number of months until the end of the Term and (ii) the Performance Bonus, if any, pro rated for the year in which such termination occurs.

(c) Resignation by Employee.  The Employee may voluntarily terminate employment with the Company during the Term of this Agreement upon at least thirty (30) days prior written notice to the Board, in which case the Employee shall be entitled to receive the Base Compensation and any accrued benefits and expenses through the date of resignation.

(d) Death, or Disability.  If the Employee’s employment terminates during the Term of this Agreement due to death or a disability, the Employee shall be deemed to have voluntarily terminated Employee’s employment as of the date of such death or disability.

11.  Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or a majority of the stock of the Company.  As the Company is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating rights or duties hereunder without first obtaining the written consent of the Company.

12. Amendments.  No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

13. Confidentiality of this Agreement.  Employee shall not publicize the terms of this Agreement and shall not disclose to any other employee of the Company or third party the contents of this Agreement or the rights granted hereunder, except under subpoena or force of law.

14. Applicable Law.  Except to the extent preempted by Federal law, the laws of the State of New York shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

15. Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. Survival.  It is agreed by the parties that the provisions of Article 7, “Non-Competition and Protection of Confidential Information” shall survive the termination of this Agreement.

17. Entire Agreement.  This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire Agreement between the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

EMERGING VISION, INC.

By:           /s/Alan Cohen
Name:      Alan Cohen
Title:        Chairman of the Board

/s/Glenn Spina
GLENN SPINA